Exhibit 99.1

1-800-FLOWERS.COM® Reports Revenue Growth from Continuing Operations of 15.2 Percent to $117.2 Million for its Fiscal 2012 First Quarter

  Company reports revenue growth from continuing operations across all three of its business segments.
  EPS for the quarter was a loss of $0.01 per share including a benefit of $0.07 per share from the sale during the quarter of the Company’s WTN winery services division, compared with a loss of $0.08 per share in the prior year period. EPS from continuing operations was unchanged compared with the prior year period at a loss of $0.08 per share.
  EBITDA* loss from continuing operations for the quarter was $2.8 million, compared with a loss of $2.9 million in the prior year period. Excluding stock based compensation, EBITDA for the quarter improved by approximately $500,000 to a loss of $1.7 million, compared with a loss of $2.2 million in the prior year period. (*Earnings from continuing operations Before Interest, Taxes, Depreciation and Amortization. A reconciliation of net loss from continuing operations to EBITDA is included as part of the attached tables.)

CARLE PLACE, N.Y.--(BUSINESS WIRE)--October 27, 2011--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), the world’s leading florist and gift shop, today reported revenues from continuing operations of $117.2 million for its fiscal 2012 first quarter ended October 2, 2011, compared with revenues from continuing operations of $101.7 million in the prior year period. The Company said strong revenue growth was achieved in all three of its business segments, with revenues in its core Consumer Floral division up 12.0 percent, BloomNet Wire Service revenues up 23.7 percent and Gourmet Food and Gift Baskets revenues increasing 18.6 percent, compared with the prior year period. The Company attributed the strong revenue growth for the quarter to a number of factors including: increased average order value as well as improving trends in website conversions and transactions in its Consumer Floral segment; increased order volumes and product sales in BloomNet; increased wholesale business in several of its Gourmet Food and Gift Baskets brands; and same-store sales growth in its Fannie May brand. In addition, revenues reflected contributions from several small acquisitions completed in the second half of fiscal 2011 and early in the first quarter of fiscal 2012.

Gross profit margin for the quarter was 39.7 percent compared with 42.3 percent in the prior year period. The lower gross margin percentage primarily reflects increased wholesale product mix in the Company’s BloomNet and Gourmet Food and Gift Baskets segments. Operating expense ratio (excluding depreciation and amortization) during the quarter was 42.1 percent compared with 45.1 percent in the prior year period. The improved operating expense ratio primarily reflects the increased revenues for the quarter as well as well as the Company’s continued focus on improving leverage across its business platform.

The combination of these factors resulted in an EBITDA loss from continuing operations for the quarter of $2.8 million, compared with a loss of $2.9 million in the prior year period. Excluding the impact of stock based compensation, EBITDA loss for the quarter improved by approximately $500,000 to a loss of $1.7 million compared with a loss of $2.2 million in the prior year period. EPS for the quarter was a loss of $0.01 per share including a benefit of $0.07 per share from the sale of the Company’s WTN Services division on September 6, 2011, compared with a loss of $0.08 per share in the prior year period. EPS from continuing operations for the quarter was unchanged from the prior year period at a loss of $0.08 per share.

Jim McCann, CEO of 1-800-FLOWERS.COM, said, “The revenue growth that we achieved in the first quarter across all of our businesses reflected a continuation of the positive trends that we have been seeing since the second half of last year. In particular, our Consumer Floral business continues to benefit from merchandising initiatives that focus on truly original products, such as our tremendously successful “A-Dog-Ables” and “Happy Hour” collections – both recently expanded for the holidays. As a result of our merchandising initiatives, combined with enhanced marketing programs that encourage our customers to “wow” their recipients by sending “only the best” gifts – particularly those crafted and delivered by our BloomNet and 1-800-FLOWERS franchise professional florists – we continued to see increases in average order value, website conversion and a positive trend in transaction counts.

“During the quarter we continued to execute on our programs to manage our total operating expenses, including depreciation and amortization, which improved 370 basis points as a percent of total revenues. We accomplished this while continuing to innovate and invest for the future across a number of initiatives that we believe will help drive growth going forward – including our efforts in franchising, our social marketing programs and our industry leading work in mobile commerce where we recently launched our brand new mobile site and captured the award for “Best Mobile Site of 2011” in ecommerce – the second consecutive year in which we have received such an award,” he said.

McCann also noted that during the quarter the Company completed the sale of its WTN winery services division for approximately $12 million. “The sale of the winery services business, a non-strategic asset, further strengthened our balance sheet and enables us to focus our efforts on growing our direct to consumer wine business through our WineTasting.com brand,” he said.

Regarding the Company’s current fiscal second quarter, McCann said, “While we are pleased with the results of our fiscal first quarter, and in particular the positive growth trends we are seeing across all of our businesses, we are also cognizant of the continued challenges in the current economic environment. As such, we plan to continue our focus on managing those aspects of our business where we can exert control and drive enhanced results.”

McCann noted that the fiscal second quarter – which includes the year-end holiday period – is the largest in terms of revenues and profitability for the Company’s Gourmet Food and Gift Basket category. “As we head into the year-end holidays, we are excited by the opportunity to expand our cross-brand marketing and merchandising capabilities via our newly launched multi-brand website which adds tabs for our Fannie May, Cheryl’s and The Popcorn Factory brands. This effort builds on the success of our 1-800-Baskets.com brand by further leveraging the significant web traffic and multi-million customer base of our core 1-800-FLOWERS.COM brand,” he said.

During the fiscal first quarter, the Company attracted 385,000 new customers, of whom 81 percent came to the Company through its online channels. More than one million customers placed orders during the quarter, of which 62 percent were repeat customers. This reflects the Company’s ongoing focus on deepening the relationship with its existing customers as their trusted resource for all of their celebratory occasions.

CATEGORY RESULTS FROM CONTINUING OPERATIONS:

The Company provides selected financial results for its Consumer Floral, BloomNet and Gourmet Foods & Gift Baskets business categories in the tables attached to this release and as follows:

  1-800-FLOWERS.COM Consumer Floral: During the fiscal 2012 first quarter, revenues in this category increased 12.0 percent to $70.1 million, compared with $62.6 million in the prior year period. Gross margin for the quarter was unchanged compared with the prior year period at 38.1 percent. Category contribution margin improved to $6.0 million, compared with $5.4 million in the prior year period. (The Company defines Category contribution margin as earnings before interest, taxes, depreciation and amortization and before allocation of corporate overhead expenses.)
  BloomNet Wire Service: Revenues increased 23.7 percent to $18.5 million, compared with $15.0 million in the prior year period, primarily reflecting increased shop-to-shop order volume as well as wholesale product orders from florists. Gross profit margin was 46.1 percent compared with 56.6 percent, primarily reflecting the low margins associated with the significant increase in shop-to-shop order volume as well as product mix. Category contribution margin was $4.6 million compared with $4.3 million in the prior year period.

  Gourmet Food and Gift Baskets: Revenues increased 18.6 percent to $28.6 million, compared with $24.1 million in the prior year period. The strong revenue growth reflected several factors, including: increased same-store sales in the Company’s Fannie May fine chocolates business; solid ecommerce growth in its 1-800-Baskets.com and Cheryl’s brands and a significant increase in wholesale business in several brands, including early shipment of some wholesale gift basket orders. Gross margin was 39.2 percent compared with 44.1 percent, primarily reflecting product mix, due to the early wholesale basket shipments, and commodity price increases. Category contribution margin was essentially unchanged compared with the prior year period at a loss of $1.9 million.

Company Guidance:

The Company reiterated its revenue guidance for fiscal 2012 indicating that, based on the continued uncertainty in the overall economy; it does not anticipate significant improvements in consumer demand for discretionary purchases. With this in mind, the Company said it will continue its strategy of focusing on areas of its business where it believes it can exert control and thereby affect enhanced results, including:

  merchandising initiatives that emphasize truly original product designs and product line extensions;
  marketing programs that engage directly with customers and can thereby drive improved ROI;
  manufacturing and sourcing enhancements that can help absorb commodity and shipping price increases and deliver increased gross profit margins, and;
  investing in innovation for the future, including expanding its fast growing social and mobile commerce initiatives, leveraging its multi-brand website strategy and expanding franchising opportunities in its Fannie May and 1-800-Flowers retail channels.

For fiscal 2012, the Company said it expects to build on the positive trends that it has shown in recent quarters and anticipates consolidated revenue growth for the full year in the low-to-mid-single digit range. The Company expanded its guidance for bottom-line results, saying that it expects to grow EBITDA, EPS and Free Cash Flow* at rates in excess of its anticipated revenue growth. (*The Company defines free cash flow as net cash provided by operating activities less capital expenditures).

Definitions:

*EBITDA: Net income (loss) before interest, taxes, depreciation, amortization. Free Cash Flow: net cash provided by operating activities less capital expenditures. The Company presents EBITDA and adjusted financial information (Adjusted Net (Loss) Income from continuing operations, Adjusted EPS from continuing operations, Adjusted EBITDA from continuing operations, and Adjusted EPS – collectively “adjusted financial information”) and Free Cash Flow because it considers such information a meaningful supplemental measure of its performance and believes it is frequently used by the investment community in the evaluation of similarly situated companies. The Company also uses EBITDA as one of the factors used to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA is also used by the Company to evaluate and price potential acquisition candidates. EBITDA and Free Cash Flow have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations of EBITDA are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and Free Cash Flow should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is the world’s leading florist and gift shop. For more than 30 years, 1-800-FLOWERS® (1-800-356-9377 or www.1800flowers.com) has been delivering smiles for our customers with gifts for every occasion, including fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, candles, balloons and plush stuffed animals. As always, our 100% Smile Guarantee backs every gift. 1-800-FLOWERS.COM’s Mobile Flower & Gift Center was named winner of the Mobile Shopping Summit’s “Best Mobile Site of 2011.” 1-800-FLOWERS.COM has been honored in Internet Retailer’s “Hot 100: America’s Best Retail Web Sites” for 2011 and has earned STELLAService’s highest “elite” ranking versus competitors for customer satisfaction by in 2011. The Company’s BloomNet® international floral wire service (www.mybloomnet.net) provides a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably. The 1-800-FLOWERS.COM “Gift Shop” also includes gourmet gifts such as popcorn and specialty treats from The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); cookies and baked gifts from Cheryl’s® (1-800-443-8124 or www.cheryls.com); premium chocolates and confections from Fannie May® confections brands (www.fanniemay.com and www.harrylondon.com); gift baskets and towers from 1-800-Baskets.com® (www.1800baskets.com); and wine gifts from Winetasting.com® (www.winetasting.com). The Company’s Celebrations® brand (www.celebrations.com) is a new premier online destination for fabulous party ideas and planning tips. 1-800-FLOWERS.COM, Inc. is involved in a broad range of corporate social responsibility initiatives including continuous expansion and enhancement of its environmentally-friendly “green” programs as well as various philanthropic and charitable efforts. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

Special Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “target” or similar words or phrases. Forward-looking statements include, but are not limited to, statements regarding the Company’s ability to build on positive trends in its business, its ability to leverage its newly launched multi-brand website to enhance cross brand marketing efforts, its ability to achieve its guidance for consolidated revenue growth for the full year in the low-to-mid-single digit range and its guidance for bottom-line growth in EBITDA, EPS and Free Cash Flow at rates in excess of its anticipated revenue growth. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results expressed or implied in the forward- looking statements, including, among others: the Company’s ability to manage the seasonality of its businesses; its ability to cost effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether as a result of new information, future events or otherwise, made in this release or in any of its SEC filings except as may be otherwise stated by the Company. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties.

Conference Call:

The Company will conduct a conference call to discuss the above details and attached financial results today, Thursday, October 27, 2011 at 11:00 a.m. (ET). The call will be “web cast” live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM Corporate web site at www.1800flowersinc.com. For those unable to listen to the web cast live, an indexed recording of the call will be posted on the Investor Relations section of the Company’s web site within 24 hours of the call’s completion. A telephonic replay of the call can be accessed for 48 hours beginning at 2:00 p.m. ET on the day of the call at: 1-855-859-2056 or 1-404-537-3406 (international); enter conference ID #: 18413790.

[Note: Attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.]

1-800-FLOWERS.COM, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands)

	October 2, 2011	July 3, 2011
	(unaudited)
Assets
Current assets:
Cash and equivalents	$5,707	$21,442
Receivables, net	24,501	11,916
Inventories	81,950	51,185
Deferred tax assets	5,962	5,416
Prepaid and other	10,044	7,360
Current assets of discontinued operations	1,010	3,506
Total current assets	129,174	100,825

Property, plant and equipment, net	49,505	49,908
Goodwill	41,696	39,348
Other intangibles, net	42,816	41,748
Deferred tax assets	15,178	17,181
Other assets	6,223	5,203
Non-current assets from discontinued operations	-	2,738
Total assets	$284,592	$256,951

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$60,025	$65,603
Current maturities of long-term debt and obligations under
capital leases	54,002	16,488
Current liabilities of discontinued operations	181	956
Total current liabilities	114,208	83,047

Long-term debt and obligations under capital leases	25,500	29,250
Other liabilities	2,739	2,884
Non-current liabilities of discontinued operations	-	109
Total liabilities	142,447	115,290
Total stockholders’ equity	142,145	141,661
Total liabilities and stockholders’ equity	$284,592	$256,951

1-800-FLOWERS.COM, Inc. and Subsidiaries Consolidated Statements of Operations (In thousands, except for per share data) (unaudited)

	Three Months Ended
	October 2,	September 26,
	2011	2010

Net revenues:
E-commerce (combined online and telephonic)	$78,790	$71,213
Other	38,408	30,527
Total net revenues	117,198	101,740
Cost of revenues	70,636	58,734
Gross profit	46,562	43,006

Operating expenses:
Marketing and sales	32,282	29,627
Technology and development	4,752	4,799
General and administrative	12,359	11,451
Depreciation and amortization	4,902	5,014
Total operating expenses	54,295	50,891
Operating loss	(7,733)	(7,885)
Interest expense, net	822	1,161
Loss from continuing operations before income taxes	(8,555)	(9,046)
Income tax benefit from continuing operations	(3,422)	(4,098)
Loss from continuing operations	(5,133)	(4,948)
Loss from discontinued operations, net of tax	(85)	(176)
Gain on sale of discontinued operations, net of tax	4,478	-
Income (loss) from discontinued operations	4,393	(176)
Net loss	($740)	($5,124)

Basic and diluted net loss per common share
From continuing operations	($0.08)	($0.08)
From discontinued operations	0.07	(0.00)
Net loss per common share	($0.01)	($0.08)

Weighted average shares used in the calculation of net loss per
common share	64,218	63,894

1-800-FLOWERS.COM, Inc. and Subsidiaries Consolidated Statements of Cash Flows (In thousands) (unaudited)

	Three Months Ended
	October 2, 2011	September 26, 2010

Operating activities
Net loss	($740)	($5,124)
Reconciliation of net loss to net cash provided by operations:
Loss from discontinued operations	(85)	(176)
Operating activities of discontinued operations	1,390	280
Gain on sale of discontinued operations	(8,953)	-
Depreciation and amortization	4,902	5,014
Amortization of deferred financing costs	114	120
Deferred income taxes	963	(4,282)
Bad debt expense	227	458
Stock based compensation	1,169	655
Other non-cash items	58	-
Changes in operating items, excluding the effects of acquisitions:
Receivables	(12,268)	(8,470)
Inventories	(30,304)	(25,825)
Prepaid and other	(2,665)	(2,694)
Accounts payable and accrued expenses	(6,215)	(2,752)
Other assets	(39)	(110)
Other liabilities	(60)	30
Net cash used in operating activities	(52,506)	(42,876)
Investing activities
Capital expenditures, net of non-cash expenditures	(3,792)	(2,435)
Acquisitions, net of cash acquired	(4,336)	-
Proceeds from sale of business	12,010	-
Loss from sale of store	219	-
Purchase of investment	(1,111)	-
Other, net	29	36
Investing activities of discontinued operations	-	(15)
Net cash provided by (used in) investing activities	3,019	(2,414)
Financing activities
Proceeds from bank borrowings	40,000	30,000
Repayment of notes payable and bank borrowings	(5,750)	(3,000)
Debt issuance cost	-	(17)
Repayment of capital lease obligations	(498)	(480)
Net cash provided by financing activities	33,752	26,503
Net change in cash and equivalents	(15,735)	(18,787)
Cash and equivalents:
Beginning of period	21,442	27,843
End of period	$5,707	$9,056

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information (in thousands) (unaudited)

Category Information:
	Three Months Ended
	October 2, 2011	September 26, 2010	% Change

Net revenues from continuing operations:
1-800-Flowers.com Consumer Floral	$70,140	$62,603	12.0%
BloomNet Wire Service	18,505	14,959	23.7%
Gourmet Food & Gift Baskets	28,625	24,128	18.6%
Corporate (*)	187	215	(13.0%)
Intercompany eliminations	(259)	(165)	57.0%
Total net revenues from continuing operations	$117,198	$101,740	15.2%

	Three Months Ended
	October 2, 2011	September 26, 2010	% Change

Gross profit from continuing operations:
1-800-Flowers.com Consumer Floral	$26,689	$23,839	12.0%
	38.1%	38.1%

BloomNet Wire Service	8,529	8,463	0.8%
	46.1%	56.6%

Gourmet Food & Gift Baskets	11,215	10,629	5.5%
	39.2%	44.1%

Corporate (*)	129	75	72.0%

Total gross profit from continuing operations	$46,562	$43,006	8.3%
	(39.7%)	(42.3%)

	Three Months Ended
	October 2, 2011	September 26, 2010	% Change

EBITDA from continuing operations, excluding
stock based compensation:
1-800-Flowers.com Consumer Floral	$5,967	$5,353	11.5%
BloomNet Wire Service	4,593	4,299	6.8%
Gourmet Food & Gift Baskets	(1,926)	(1,935)	(0.5%)
Category Contribution Margin Subtotal	8,634	7,717	11.9%
Corporate (*)	(11,465)	(10,588)	(8.3%)
EBITDA from continuing operations	(2,831)	(2,871)	1.4%
Stock-based compensation	(1,169)	(655)	(78.5%)
EBITDA from continuing operations, excluding
stock based compensation	($1,662)	($2,216)	25.0%

	Three Months Ended
	October 2, 2011	September 26, 2010	% Change

Discontinued Operations:
Net revenues	$2,003	$2,781	(28.0%)
Gross profit	$405	$575	(29.6%)
EBITDA from discontinued operations	($190)	($227)	16.3%

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
(in thousands)
(unaudited)

(*) The Company’s enterprise shared service cost centers include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Share-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific category.

(**) Performance is measured based on category contribution margin or category EBITDA, reflecting only the direct controllable revenue and operating expenses of the categories. As such, management’s measure of profitability for these categories does not include the effect of corporate overhead, described above, depreciation and amortization, other income (net), nor does it include one-time charges. Management utilizes EBITDA, and adjusted financial information, as a performance measurement tool because it considers such information a meaningful supplemental measure of its performance and believes it is frequently used by the investment community in the evaluation of companies with comparable market capitalization. The Company also uses EBITDA and adjusted financial information as one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA and adjusted financial information to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and adjusted financial information is also used by the Company to evaluate and price potential acquisition candidates. EBITDA and adjusted financial information have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

Reconciliation of net loss from continuing operations to EBITDA from continuing operations, excluding stock-based compensation:

	Three Months Ended
	October 2, 2011	September 26, 2010
Net loss from continuing operations	($5,133)	($4,948)
Add:
Interest expense, net	822	1,161
Depreciation and amortization	4,902	5,014
Less:
Income tax benefit	3,422	4,098
EBITDA from continuing operations	(2,831)	(2,871)
Stock-based compensation	(1,169)	(655)
EBITDA from continuing operations, excluding stock-
based compensation	($1,662)	($2,216)

CONTACT:
1-800-FLOWERS.COM, Inc.
Investors:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media:
Yanique Woodall, 516-237-6028
ywoodall@1800flowers.com